Exhibit 10.50
GUARANTY
THIS GUARANTY, dated as of December 13, 2023 (this “Guaranty”), is issued by Avangrid, Inc., a New York corporation (“Guarantor”) in favor of (x) Bank of America, N.A. (together with its successors and permitted assigns, “BofA”), JPMorgan Chase Bank, N.A. (together with its successors and permitted assigns, “JPM”) and Wells Fargo Bank, N.A. (together with its successors and permitted assigns, “Wells”, and together with BofA and JPM, collectively, the “Class A Equity Investors”, and individually, a “Class A Equity Investor”) and (y) solely with respect to the PSA Obligations (as defined below), Vineyard Wind TE Partners 1 LLC, a Delaware limited liability company (the “Company” and together with the Class A Equity Investors, the “Guaranteed Parties” and each individually a “Guaranteed Party”).
RECITALS
A.Avangrid Vineyard Wind, LLC, a Delaware limited liability company (“Avangrid”), is a wholly owned indirect subsidiary of Guarantor.
B.Avangrid and Vineyard Wind CI Partners 1 LLC, a Delaware limited liability company, jointly own Vineyard Wind Sponsor Partners 1 LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Class B Equity Investor”) and Vineyard Wind 1 Pledgor LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Seller” and together with the Class B Equity Investor, the “Obligors” and each individually an “Obligor”).
C.The Class B Equity Investor and each Class A Equity Investor are party to (i) that certain Equity Capital Contribution Agreement, dated as of October 24, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ECCA”) and (ii) that certain Fee Letter, dated as of October 24, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Fee Letter”).
D.Pursuant to the ECCA, the Class B Equity Investor and the Class A Equity Investors (and, in the case of BofA, BAL Investment & Advisory, LLC) have entered into that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”).
E.The Company and Seller are a party to that certain Purchase and Sale Agreement, dated as of October 24, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “PSA” and, together with the ECCA, the Fee Letter and the LLC Agreement, the “Guaranteed Agreements”).
F.This Guaranty is delivered by the Guarantor (a) in satisfaction of the condition precedent to the Initial Capital Contribution Date as set forth in Section 6.1(c) of the ECCA and (b) in satisfaction of the condition precedent to the “Closing Date” (as defined in the PSA) as set forth in Section 5.2(j)(v) of the PSA.
AGREEMENT
1.Definitions. Unless the context hereof shall otherwise require, capitalized terms used in this Guaranty, including in the foregoing recitals, and not otherwise defined below or elsewhere in this Guaranty shall have the respective meanings specified in Section 1.1 of the ECCA. The general rules of interpretation of Section 1.2 of the ECCA apply, mutatis mutandis, to this Guaranty including the terms used herein.
“Avangrid” has the meaning ascribed to such term in the recitals.
“BofA” has the meaning ascribed to such term in the introductory paragraph.
“Company” has the meaning ascribed to such term in the introductory paragraph.
“Completion Covenant” has the meaning ascribed to such term in the PSA.
“Completion Covenant Cap” has the meaning ascribed to such term in the PSA.
“ECCA” has the meaning ascribed to such term in the recitals.

“ECCA/LLCA Obligations” means all payment obligations of the Class B Equity Investor in accordance with (and subject to the limitations in) Article VIII of the LLC Agreement and in accordance with (and subject to the limitations in) Article VIII of the ECCA.
“Fee Letter” has the meaning ascribed to such term in the recitals.
“Fee Letter Obligations” means all payment obligations of the Class B Equity Investor in accordance with (and subject to the limitations in) the Fee Letter.
“Guaranteed Agreements” has the meaning ascribed to such term in the recitals.
“Guaranteed Party” has the meaning ascribed to such term in the introductory paragraph.
“Guaranty” has the meaning ascribed to such term in the introductory paragraph.
“Guaranty Cap” means: (x) prior to the exercise of the “Class B Control Option” (as defined in the LLC Agreement), an amount equal to 50% of the Maximum Liability and (y) from and after the exercise of the “Class B Control Option” (as defined in the LLC Agreement), an amount equal to 50.000005% of the Maximum Liability.
“Investment Grade Rating” has the meaning ascribed to such term in Section 8.
“JPM” has the meaning ascribed to such term in the introductory paragraph.
“LLC Agreement” has the meaning ascribed to such term in the recitals.
“Maximum Liability” means:
(x)    until the Final Capital Contribution Date:
(i)with respect to liability for any breach of the Completion Covenant, an amount equal to (A) the Completion Covenant Cap less (B) amounts actually received, directly or indirectly (including as a distribution by the Company), by any Class A Equity Investor Indemnitee or any “Class A Indemnitee” (as defined in the LLC Agreement) with respect to ECCA/LLCA Obligations (other than any ECCA/LLCA Obligations that constitute Fee Letter Obligations) and PSA Obligations (including, for the avoidance of doubt, any cash escrow distribution to the Class A Equity Investors from the Tax Equity Escrow Accounts (as defined in the Investor Consent (ECCA)) following the date that such Investor Consent (ECCA) is entered into) less (C) an amount equal to the aggregate liability limit set forth in each guaranty entered into by Guarantor pursuant to Section 22 hereof; and
(ii)with respect to liability for any other ECCA/LLCA Obligations, Fee Letter Obligations and PSA Obligations (other than liability for any breach of the Completion Covenant), an amount equal to (A) 100% of the sum of (1) the aggregate amount of the Capital Contributions actually contributed by the Guaranteed Parties under the ECCA and the LLC Agreement plus (2) the aggregate amount of the “Fees” (as defined in the Fee Letter) that have actually accrued under the Fee Letter less (B) amounts actually received, directly or indirectly (including as a distribution by the Company), by any Class A Equity Investor Indemnitee or any “Class A Indemnitee” (as defined in the LLC Agreement) with respect to ECCA/LLCA Obligations, PSA Obligations and Fee Letter Obligations (including, for the avoidance of doubt, any cash escrow distribution to the Class A Equity Investors from the Tax Equity Escrow Accounts (as defined in the Investor Consent (ECCA)) following the date that such Investor Consent (ECCA) is entered into) less (C) an amount equal to the aggregate liability limit set forth in each guaranty entered into by Guarantor pursuant to Section 22 hereof;
(y)    from the Final Capital Contribution Date until the Step Down Date, an amount equal to (i) 100% of the aggregate amount of the Capital Contributions actually contributed by the Guaranteed Parties under the ECCA and the LLC Agreement less (ii) amounts actually received, directly or indirectly (including as a distribution by the Company), by any Class A Equity Investor Indemnitee or any “Class A Indemnitee” (as defined in the LLC Agreement) with respect to ECCA/LLCA Obligations (other than any ECCA/LLCA Obligations that constitute Fee Letter Obligations) and PSA Obligations less (iii) an amount equal to the aggregate liability limit set forth in each guaranty entered into by Guarantor pursuant to Section 22 hereof; and

(z)    from and after the Step Down Date, an amount equal to (i) 25% of the aggregate amount of the Capital Contributions actually contributed by the Guaranteed Parties under the ECCA and the LLC Agreement less (ii) amounts actually received, directly or indirectly (including as a distribution by the Company), by any Class A Equity Investor Indemnitee or any “Class A Indemnitee” (as defined in the LLC Agreement) with respect to ECCA/LLCA Obligations (other than any ECCA/LLCA Obligations that constitute Fee Letter Obligations) and PSA Obligations less (iii) an amount equal to the aggregate liability limit set forth in each guaranty entered into by Guarantor pursuant to Section 22 hereof.
For the avoidance of doubt, the Class A Equity Investors and the Class B Equity Investors shall not be deemed to be Affiliates.
“Moody’s” has the meaning ascribed to such term in Section 8.
“Obligations” means: (x) prior to any foreclosure upon (or transfer in lieu of foreclosure) any of the Obligors by a Secured Party (as defined in the Construction Loan Agreement) or other secured party pursuant to an Investor Consent, collectively, the ECCA/LLCA Obligations and the PSA Obligations and (x) after any such foreclosure or transfer, the PSA Obligations; provided, however, that Guarantor shall remain liable for any of the ECCA/LLCA Obligations arising in respect of action, failure to take an action or other events, in each case, arising prior to any such foreclosure or transfer in lieu of foreclosure.
“Obligors” has the meaning ascribed to such term in the recitals.
“PSA” has the meaning ascribed to such term in the recitals.
“PSA Obligations” means all payment obligations of the Seller in accordance with (and subject to the limitations in) Article 7 of the PSA.
“Qualified Replacement Sponsor Guaranty” has the meaning ascribed to such term in the LLC Agreement.
“S&P” has the meaning ascribed to such term in Section 8.
“Seller” has the meaning ascribed to such term in the recitals.
“Step Down Date” means the date that is 60 days after the expiration of the statute of limitations on any IRS audit of the Company tax year in which the last Turbine included in the Project is Placed in Service.
“Termination Date” has the meaning ascribed to such term in Section 5.
“Wells” has the meaning ascribed to such term in the introductory paragraph.
2.Guaranty.
A.Guaranty of Obligations Under the Guaranteed Agreements. For value received, Guarantor hereby absolutely, unconditionally and irrevocably, subject to the express terms hereof, guarantees, as primary obligor and not merely as a surety (i) in favor of the Class A Equity Investors, the payment when due of the Guarantor’s pro rata share of all ECCA/LLCA Obligations and Fee Letter Obligations and (ii) in favor of the Guaranteed Parties, the payment when due of the Guarantor’s pro rata share of all PSA Obligations. This Guaranty is one of payment and not of collection and shall apply regardless of whether recovery of all such Obligations may be or become discharged or uncollectible in any bankruptcy, insolvency or other similar proceeding, or otherwise unenforceable.
B.Maximum Guaranteed Amount.
(i)Notwithstanding anything to the contrary herein, Guarantor’s aggregate obligation to the Guaranteed Parties hereunder is limited to the Guaranty Cap (it being understood for purposes of calculating the Guaranty Cap hereunder that any payment by Guarantor either directly or indirectly to any Guaranteed Party, pursuant to a demand made upon Guarantor by any Guaranteed Party or otherwise made by Guarantor pursuant to its obligations under this Guaranty including any indemnification obligations, shall reduce Guarantor’s maximum aggregate liability hereunder on a dollar-for-dollar basis), and shall not either individually or in the aggregate be greater or different in character or extent than the obligations of the applicable Obligors under the terms of the Guaranteed Agreements. The Guarantor and the Guaranteed Parties each acknowledge and agree that (x) with respect to the Obligations, the obligations of Guarantor hereunder are several and not joint with the obligations of each other Sponsor Guarantor under the Sponsor Guaranty to which it is a party and (y) amounts payable by Guarantor under this Guaranty shall be without duplication of amounts paid by any other Sponsor Guarantor under any Sponsor Guaranty.
(ii)Section 8.2(d) (No Consequential or Punitive Damages) of the ECCA is hereby incorporated, mutatis mutandis, into this Guaranty.
3.Payment; Currency. All sums payable by Guarantor hereunder shall be made in freely transferable and immediately available funds and shall be made in the currency in which the Obligations were due. If an Obligor fails to pay any Obligation when due, the Guarantor will pay its pro rata share of that Obligation directly to the applicable Guaranteed Parties within twelve (12) days after written notice to Guarantor by such Guaranteed Parties; provided, that, no such notice or other demand shall be required in the event that such Guaranteed Parties are restrained from making such demand pursuant to any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally. The written notice (if any) shall provide the amount of the Obligation.
4.Waiver of Defenses. Except as set forth above, Guarantor hereby waives notice of acceptance of this Guaranty and of the Obligations and any action taken with regard thereto, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Obligations, suit, or the taking of and failing to take other action by the Guaranteed Parties against the applicable Obligor, Guarantor or others and waives any defense of a surety, waives any defense under or based on any change in ownership of any Obligor or any change in the Guarantor’s relationship to any Obligor and (except as expressly set forth herein) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than payment in full of the Obligations. Without limitation, the Guaranteed Parties may at any time and from time to time without notice to or consent of Guarantor and without impairing or releasing the obligations of Guarantor hereunder: (a) together with the applicable Obligor, make any change to the terms of the Obligations; (b) take or fail to take any action of any kind in respect of any security for the Obligations; (c) exercise or refrain from exercising any rights against the applicable Obligor or others in respect of the Obligations or (d) compromise or subordinate the Obligations, including any security therefor. Notwithstanding the foregoing, Guarantor does not waive the right to assert that amounts are not due and payable under the Guaranteed Agreements in accordance with their respective terms and Guarantor shall be entitled to assert rights, setoffs, counterclaims and other defenses which the applicable Obligor may have under the terms of the Guaranteed Agreements to performance of any of the Obligations, other than defenses based upon lack of authority of the applicable Obligor to enter into and/or perform its obligations under the Guaranteed Agreements or any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution or similar proceeding with respect to the applicable Obligor.
5.Term. This Guaranty shall continue in full force and effect until the earliest of the following (such date, the “Termination Date”): (a) provided that the Guarantor’s pro rata share of all Obligations then due and payable have been paid in full in Dollars at such time, the latest to occur of the termination of the LLC Agreement, the termination of the ECCA, the termination of the Fee Letter or the termination of the PSA in accordance with its respective terms, (b) the occurrence of the Flip Date and (c) the date that (i) this Guaranty is replaced by (A) a Qualified Replacement Sponsor Guaranty in connection with a Transfer in accordance with Section 10.1(c)(ii), Section 10.1(e) or Section 10.1(f) of the LLC Agreement (but only to the extent that such Qualified Replacement Sponsor Guaranty guarantees all of the Guarantor’s pro rata share of the ECCA/LLCA Obligations and Fee Letter Obligations, including those arising with respect to matters that predate the applicable Transfer) and (B) if the Final Capital Contribution Date has occurred and the Person providing the Qualified Replacement Sponsor Guaranty in clause (c)(i)(A) does not have a senior unsecured debt rating of at least “BBB” from S&P or “Baa2” from Moody’s, an Acceptable Letter of Credit with a stated amount at least equal to such replacement guarantor’s pro rata share of the then-applicable Specified Casualty Event Contribution Cap and (ii) solely to the extent that (X) the “Final Installment Date” (as defined in the PSA) has not occurred and (Y) the Seller’s liability under Section

7.2(b) of the PSA has not been reduced to zero, (A) an Acceptable Guaranty (but only to the extent that such Acceptable Guaranty guarantees all of the Guarantor’s pro rata share of the PSA Obligations, including those arising with respect to matters that predate the Termination Date) which, for the avoidance of doubt but subject to the requirements set forth in the PSA, may be the same instrument as the Qualified Replacement Sponsor Guaranty referred to in clause (c)(i) and (B) if the Person providing the Acceptable Guaranty in clause (c)(ii)(A) does not have a credit rating of at least the “Required Rating” (as defined in the PSA), an Acceptable Letter of Credit with a stated amount equal to the “Maximum Sponsor Guarantor Exposure” (as defined in the PSA) of the Guarantor has been provided by or on behalf of the Seller to the Guaranteed Parties, which such Acceptable Guaranty and (if required) Acceptable Letter of Credit referred to in this clause (c)(ii) shall be limited to a guaranty of the Seller’s liability for any breach of the Completion Covenant; provided that notwithstanding anything to the contrary herein or in any Transaction Document, the Guarantor’s liability in respect of its pro rata share of the Fee Letter Obligations and the PSA Obligations shall terminate on the earlier of the Final Capital Contribution Date and the Termination Date. Subject to the next sentence and the proviso to this sentence, upon termination of this Guaranty pursuant to this Section 5, the Guarantor shall have no further liability hereunder; provided, however, that in the event any Guaranteed Party shall have given notice to the Guarantor of any claim hereunder prior to the date on which this Guaranty would otherwise terminate under this Section 5, this Guaranty shall remain in effect until the satisfaction of such claim for purposes of such claim. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored or returned due to reorganization, bankruptcy or insolvency laws or otherwise, all as though such payment had not been made.
6.Subrogation. Until the later of (x) the date when all obligations under this Guaranty and the Obligations are indefeasibly performed in full and (y) the “Termination Date”, as such term is defined in each applicable Loan Agreement, has occurred pursuant to each Loan Agreement, Guarantor hereby waives all rights of subrogation, reimbursement, contribution and indemnity from the applicable Obligors with respect to this Guaranty and any collateral held therefor, and Guarantor hereby subordinates all rights under any debts owing from the applicable Obligors to Guarantor, whether now existing or hereafter arising, to the prior payment of the Obligations. This Section 6 shall expressly survive termination of this Guaranty until the later of (x) the date when all Obligations are fully and finally paid and discharged, expired or terminated and (y) the “Termination Date”, as such term is defined in each applicable Loan Agreement, has occurred pursuant to each Loan Agreement.
7.Expenses. Whether or not legal action is instituted, Guarantor agrees to reimburse the Guaranteed Parties on written demand for all reasonable attorneys’ fees and all other reasonable costs and expenses incurred by the Guaranteed Parties in enforcing their rights under this Guaranty. Notwithstanding the foregoing, the Guarantor shall have no obligation to pay any such costs or expenses if, in any action or proceeding brought by the Guaranteed Parties giving rise to a demand for payment of such costs or expenses, it is finally adjudicated that the Guarantor is not liable to make payment under Section 3 hereof.
8.Assignment. Guarantor may not assign its rights or delegate its obligations under this Guaranty in whole or part without written consent of the Guaranteed Parties, provided, however, that Guarantor may assign its rights and delegate its obligations under this Guaranty without the consent of the Guaranteed Parties if such assignment and delegation is pursuant to the assignment and delegation of all of Guarantor’s rights and obligations hereunder, in whatever form Guarantor determines may be appropriate, to a partnership, limited liability company, corporation, trust or other organization in whatever form that succeeds to all or substantially all of Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise, provided, such entity has an Investment Grade Rating by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc. (“S&P”). For purposes of this Section 8, “Investment Grade Rating” means a minimum credit rating for senior unsecured debt or corporate credit rating of at least BBB- or better by S&P and at least Baa3 or better by Moody’s. Upon any such delegation and assumption of all of Guarantor’s rights and obligations hereunder (including obligations that arose before such assumption) and, if required, the written consent of the Guaranteed Parties (which consent shall not be unreasonably withheld, conditioned or delayed), Guarantor shall be relieved of and fully discharged from such obligations hereunder, whether such obligations arose before or after such delegation and assumption. The Guaranteed Parties may not assign their rights hereunder except in connection with, and together with, a permitted assignment of the applicable Guaranteed Agreements in accordance with the terms thereof. This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and shall inure to the benefit of, and shall be enforceable by, the Guaranteed Parties and each of their successors and permitted assigns.
9.Non-Waiver. The failure of the Guaranteed Parties to enforce any provisions of this Guaranty at any time or for any period of time shall not be construed to be a waiver of any such provision or the right thereafter to enforce same. All remedies of the Guaranteed Parties under this Guaranty shall be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. The terms and provisions hereof may not be waived, altered, modified or amended except in a writing executed by Guarantor and the Guaranteed Parties.
10.Entire Agreement. This Guaranty and the Guaranteed Agreements are the entire and only agreements between Guarantor and the Guaranteed Parties with respect to the guaranty of the Obligations of the Obligors by Guarantor. All agreements or undertakings heretofore or contemporaneously made, which are not set forth herein, are superseded hereby.
11.Notice. Any demand for payment, notice, request, instruction, correspondence or other document to be given hereunder by Guarantor or by the Guaranteed Parties shall be in writing and shall be deemed received (a) if given personally, when received, (b) if mailed by certified mail (postage prepaid and return receipt requested), five days after deposit in the U.S. mails, (c) if given by facsimile, when transmitted with confirmed transmission, (d) if given by email, upon transmission thereof or (e) if given via overnight express courier service, when received or personally delivered, in each case with charges prepaid and addressed as follows (or such other address as either Guarantor or the Guaranteed Parties shall specify in a notice delivered to the other in accordance with this Section 11):
If to Guarantor:

Avangrid, Inc.
2701 NW Vaughn St., Suite 300
Portland, Oregon 97210
If to the Guaranteed Parties:

Bank of America, N.A.
555 California Street, 6th Floor
CA5-705-06-34
San Francisco, CA 94104
with an additional copy to:

Bank of America, N.A.
One Financial Plaza, 6th Floor,
RI1-537-06-05
Providence, RI 02903
Attn: BAL Renewable Energy Finance Portfolio Manager

and

JPMorgan Chase Bank, N.A. 10 South Dearborn Street, 7th Floor
Chicago, IL 60603-2300
Attention: Head of Energy Asset Management
Reference: Vineyard Wind
with a copy to:

JPMorgan Chase Bank, N.A.
480 Washington Blvd, Floor 23
Jersey City, NJ, 07310-2053, United States
and

Wells Fargo Bank, N.A. c/o Wells Fargo Commercial Capital
Attention: Renewable Energy Portfolio Management
MAC A0101-093
420 Montgomery Street, 9th Floor
San Francisco, CA 94104
With a copy to (which shall not constitute notice):

Wells Fargo Legal Group
Capital Markets Counsel
MAC J0161-245
150 E 42nd Street, 24th Floor
New York, NY 10017
If to the Company:

Vineyard Wind TE Partners 1 LLC
75 Arlington Street, 7th Floor,
Boston, MA 02116
12.Counterparts. This Guaranty may be executed in counterparts, each of which when executed and delivered shall constitute one and the same instrument. Delivery of a signed signature page to this Guaranty by facsimile transmission or in portable document format (.pdf) shall be effective as, and shall constitute physical delivery of, a signed original counterpart of this Guaranty.
13.Governing Law; Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the state of New York without giving effect to principles of conflicts of law. Guarantor and the Guaranteed Parties agree to the non-exclusive jurisdiction of the courts of the State of New York and of any federal district court located therein over any disputes arising or relating to this Guaranty.
14.Further Assurances. Guarantor shall cause to be promptly and duly taken, executed and acknowledged and delivered, such further documents and instruments as the Guaranteed Parties may from time to time reasonably request in order to carry out the intent and purposes of this Guaranty.

15.Limitation on Liability. Except as specifically provided in this Guaranty, the Guaranteed Parties shall have no claim, remedy or right to proceed against Guarantor or against any past, present or future stockholder, partner, member, director or officer thereof for the payment of any of the Obligations, as the case may be, or any claim arising out of any agreement, certificate, representation, covenant or warranty made by any Obligor in the Guaranteed Agreements.
16.Representations and Warranties. The Guarantor represents and warrants to the Guaranteed Parties as of each Capital Contribution Date and each “Installment Date” (as defined in the PSA) that:
(a)it is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guaranty;
(b)no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty, other than those which have been obtained on or prior to the date hereof and remain in full force and effect;
(c)this Guaranty, when executed and delivered by the Guarantor, will constitute a valid and legally binding agreement of the Guarantor, enforceable against the Guarantor in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles;
(d)the execution and delivery of this Guaranty by Guarantor and the performance of its obligations hereunder will not result in a violation of any applicable Laws applicable to Guarantor;
(e)there are no pending or, to Guarantor’s knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which Guarantor is a party or is subject, or by which it or any of its properties is bound that, if adversely determined to or against Guarantor, could reasonably be expected to have a material and adverse effect on Guarantor’s ability to perform its obligations under this Guaranty; and
(f)each of the financial statements of the Guarantor delivered pursuant to Sections 6.1(k)(ii) and 6.3(cc)(ii) of the ECCA, as applicable, presents fairly and accurately, in all material respects, the Assets, liabilities and member(s)’ equity of the Guarantor as of the date of such financial statements in accordance with the assumptions set forth therein, and has been prepared in accordance with the Accounting Standard, subject, in the case of any unaudited financial statements to normal financial statement period-end adjustments in the ordinary course of business and the absence of footnotes. Other than as set forth in the financial statements of the Guarantor delivered pursuant to Sections 6.1(k)(ii) and 6.3(cc)(ii) of the ECCA, as applicable, as of the date of such financial statements the Guarantor does not have any material liabilities required to be reported in accordance with the Accounting Standard which would be necessary for its balance sheet to meet the standard in the preceding sentence.
17.Financial Statements. Guarantor shall deliver, or cause to be delivered, to each of the Class A Equity Investors, (i) annually, within 150 days after the end of each Fiscal Year (beginning with the first such annual reporting date occurring after the date hereof), consolidated financial statements and reports of Guarantor, audited by an Accounting Firm, prepared in accordance with the Accounting Standard effective as of the end of the immediately-preceding year; provided that, if Guarantor files an annual report on Form 10-K (or any similar or successor forms) with the United States Securities and Exchange Commission (or any successor entity), the applicable annual audited financial statements shall be deemed to have been delivered to the Class A Equity Investors for purposes of this clause (i) and (ii) quarterly, within 90 days after the end of the first, second and third quarters of each Fiscal Year (beginning with the first such quarterly reporting date occurring after the date hereof), unaudited consolidated financial statements of

Guarantor for such quarter prepared in accordance with the Accounting Standard, subject to normal year-end audit adjustments and the absence of footnotes; provided that, if Guarantor files a quarterly report on Form 10-Q (or any similar or successor forms) with the United States Securities and Exchange Commission (or any successor entity), the applicable quarterly unaudited financial statements shall be deemed to have been delivered to the Class A Equity Investors for purposes of this clause (ii).
18.Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS GUARANTY.
19.Severability. If one or more provisions of this Guaranty shall for any reason or to any extent be determined invalid or unenforceable, all other provisions shall nevertheless remain in full force and effect.
20.Third Party Beneficiaries. The obligations of the Guarantor contained herein are undertaken solely and exclusively for the benefit of Guaranteed Parties and their permitted successors and assigns, and no other Person shall have any standing to enforce such obligations or be deemed to be beneficiaries of such obligations.
21.No Marshalling. Except to the extent required by applicable Law, no Guaranteed Party will be required to marshal any collateral securing, or any guarantees of, the Obligations, or to resort to any item of collateral or any guarantee in any particular order, and the Guaranteed Parties’ rights with respect to any collateral and guarantees will be cumulative and in addition to all other rights, however existing or arising. To the extent permitted by applicable Law, the Guarantor irrevocably waives, and agrees that it will not invoke or assert, any law requiring or relating to the marshaling of collateral or guarantees or any other law which might cause a delay in or impede the enforcement of any Guaranteed Party’s rights under this Guaranty or other agreement.
22.Class A Tax Credit Purchase Agreement Guaranty. Promptly following any request therefor by any Class A Equity Investor, the Guarantor shall enter into one or more guaranties in accordance with Section 9.15(b)(iii) of the LLC Agreement, which such guaranties shall be in a form substantially similar to this Guaranty. The Beneficiaries agree that, to the extent Obligations exceed the Maximum Liability, any reduction of Maximum Liability following the entry of any such guaranty under this Agreement shall first reduce any recoveries brought by any such directing Class A Member under the LLC Agreement, to preserve, to the maximum extent feasible, the recoveries of the non-directing Class A Members.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the date first set forth above.
AVANGRID, INC.,
a New York corporation

s/ Annette Sturgill
Name: Annette Sturgill
Title: Authorized Representative

s/ Richard Piazza
Name: Richard Piazza
Title: Authorized Representative

Acknowledged and agreed:
JPMORGAN CHASE BANK, N.A.,

s/ Joel Spenadel
Name: Joel Spenadel
Title: Executive Director

Acknowledged and agreed:
WELLS FARGO BANK, N.A.

s/ Andrew Kho
Name: Andrew Kho
Title: Managing Director

Acknowledged and agreed:
VINEYARD WIND TE PARTNERS 1 LLC,
a Delaware limited liability company

s/ Klaus Skoust Moeller
Name: Klaus Skoust Moeller
Title: Chief Executive Officer

s/ Miguel Sanchez Calero
Name: Miguel Sanchez Calero
Title: Deputy Chief Executive Officer